UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 6, 2013

XUMANII, INC.
 (Exact name of registrant as specified in its charter)

NEVADA	333-169280	90-09582397
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9550 South Eastern Ave. Suite 253-A86
Las Vegas, NV  89123

(Address of principal executive offices)(Zip Code)

800-416-5934

(Registrant's Telephone Number, Including Area Code)

Item 1.01	Entry into Material Definitive Agreement

Note Purchase Agreement and Convertible Note

On December 3, 2013 (the “Closing Date”), Xumanii International Holdings Corp., a Nevada corporation (the “Company”), entered into a note purchase agreement dated as of the Closing Date (the “Purchase Agreement”) with Hanover Holdings I, LLC, a New York limited liability company (“Hanover”). The Purchase Agreement provides that, upon the terms and subject to the conditions set forth therein, Hanover shall purchase from the Company on the Closing Date a senior convertible note with an initial principal amount of $450,000 (the “Convertible Note”) for a purchase price of $300,000 (a 33.33% original issue discount).
Pursuant to the Purchase Agreement, on the Closing Date, the Company issued the Convertible Note to Hanover.

$50,000 of the outstanding principal amount of the Convertible Note (together with any accrued and unpaid interest with respect to such portion of the principal amount) shall be automatically extinguished (without any cash payment by the Company) if (i) the Company has properly filed a registration statement with the Securities and Exchange Commission (“SEC”) on or prior to the Filing Deadline (defined below) covering the resale by Hanover of all of the shares of Common Stock issued or issuable upon conversion of the Convertible Note and (ii) no event of default or an event that with the passage of time or giving of notice would constitute an event of default has occurred on or prior to such date. Moreover, $100,000 of the outstanding principal amount of the Convertible Note (together with any accrued and unpaid interest with respect to such portion of the principal amount) shall be automatically extinguished (without any cash payment by the Company) if (i) the Company has filed a registration statement with the SEC that has been declared effective by the SEC on or prior to the Effectiveness Deadline (defined below) and the prospectus contained therein is available for use by Hanover for the resale by Hanover of all of the shares of Common Stock issued or issuable upon conversion of the Convertible Note and (ii) no event of default or an event that with the passage of time or giving of notice would constitute an event of default has occurred on or prior to such date.

The Convertible Note matures on June 3, 2014 and, in addition to the 33.33% original issue discount, accrues interest at the rate of 12% per annum. The Convertible Note is convertible at any time, in whole or in part, at Hanover’s option into shares of the Company’s common stock, par value $0.00001 per share (the “Common Stock”), at a fixed conversion price of $0.00616 per share (subject to adjustment).  This conversion price represents a discount of approximately 60% from the volume weighted average price of the Common Stock on December 2, 2013. At no time will Hanover be entitled to convert any portion of the Convertible Note to the extent that after such conversion, Hanover (together with its affiliates) would beneficially own more than 9.99% of the outstanding shares of Common Stock as of such date. The Convertible Note includes “full ratchet” and standard anti-dilution protection.

The Convertible Note includes customary event of default provisions, and provides for a default interest rate of 18%. Upon the occurrence of an event of default, Hanover may require the Company to pay in cash the “Event of Default Redemption Price” which is defined in the Convertible Note to mean the greater of (i) the product of (A) the amount to be redeemed multiplied by (B) 125% (or 100% if an insolvency related event of default) and (ii) the product of (X) the conversion price in effect at that time multiplied by (Y) the product of (1) 125% (or 100% if an insolvency related event of default) multiplied by (2) the greatest closing sale price of the Common Stock on any trading day during the period commencing on the date immediately preceding such event of default and ending on the date the Company makes the entire payment required to be made under this provision.

The Company has the right at any time to redeem all, but not less than all, of the total outstanding amount then remaining under the Convertible Note in cash at a price equal to 140% of the total amount of the Convertible Note then outstanding.

The Purchase Agreement contains customary representations, warranties and covenants by, among and for the benefit of the parties. The Company also agreed to pay up to $10,000 of reasonable attorneys’ fees and expenses incurred by Hanover in connection with the transaction. The Purchase Agreement also provides for indemnification of Hanover and its affiliates in the event that Hanover incurs losses, liabilities, obligations, claims, contingencies, damages, costs and expenses related to a breach by the Company of any of its representations, warranties or covenants under the Purchase Agreement.

The issuance of the Convertible Note to Hanover under the Purchase Agreement was exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to the exemption for transactions by an issuer not involving any public offering under Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated under the Securities Act (“Regulation D”). The Company made this determination based on the representations of Hanover that Hanover is an “accredited investor” within the meaning of Rule 501 of Regulation D and has access to information about the Company and its investment.

This Current Report on Form 8-K (this “Report”) is neither an offer to sell nor the solicitation of an offer to buy any securities.  The securities have not been registered under the Securities Act and may not be offered or sold in the United States of America absent registration or an exemption from registration under the Securities Act.

Registration Rights Agreement

In connection with the execution of the Purchase Agreement, on the Closing Date, the Company and Hanover also entered into a registration rights agreement dated as of the Closing Date (the “Registration Rights Agreement”). Pursuant to the Registration Rights Agreement, the Company has agreed to file an initial registration statement (“Registration Statement”) with the SEC to register the resale of the Common Stock into which the Convertible Note may be converted, on or prior to January 17, 2014 (the “Filing Deadline”) and have it declared effective at the earlier of (i) the 120th calendar day after the Closing Date and (ii) the fifth business day after the date the Company is notified by the SEC that such Registration Statement will not be reviewed or will not be subject to further review (the “Effectiveness Deadline”).

If at any time all of the shares of Common Stock underlying the Convertible Note are not covered by the initial Registration Statement, the Company has agreed to file with the SEC one or more additional Registration Statements so as to cover all of the shares of Common Stock underlying the Convertible Note not covered by such initial Registration Statement, in each case, as soon as practicable, but in no event later than the applicable filing deadline for such additional Registration Statements as provided in the Registration Rights Agreement.

The Company also agreed, among other things, to indemnify Hanover from certain liabilities and fees and expenses of Hanover incident to the Company’s obligations under the Registration Rights Agreement, including certain liabilities under the Securities Act. Hanover has agreed to indemnify and hold harmless the Company and each of its directors, officers and persons who control the Company against certain liabilities that may be based upon written information furnished by Hanover to the Company for inclusion in a registration statement pursuant to the Registration Rights Agreement, including certain liabilities under the Securities Act.

The foregoing descriptions of the Purchase Agreement, the Convertible Note and the Registration Rights Agreement are qualified in their entirety by reference to the provisions of the Convertible Note, the Purchase Agreement, and the Registration Rights Agreement filed as exhibits 4.1, 10.1 and 10.2 to this Report, respectively, which are incorporated herein by reference.

Item 2.03          Creation of Direct Financial Obligation or an Obligation Under an Off- Balance Sheet Arrangement of a Registrant.

The disclosure set forth under Item 1.01 of this Report is incorporated by reference into this Item.

Item 8.01          Other Events

On December 5, 2013, the Company issued a press release announcing the issuance of the Convertible Note to Hanover, a copy of which is attached to this Report as Exhibit 99.1.

Xumanii (DBA Imerjn) (OTCQB:XUII), announced that it will enter the tablet market with a new Imerjn branded tablet computer. The Company will offer a 10 inch and 7 inch tablet computer. The Tablet will run the Google Android operating system and is expected to be ready for sale in January 2014.
Imerjn CEO, Adam Radly, said "We are very excited about announcing our first product to be released under the Imerjn brand. We are not interested in competing on price and will focus on the specific requirements of our target market. The Imerjn brand is mostly focused on the 18-35 year old demographic and we will more specifically serve a sub segment of users that are in creative fields and / or value individual expression as opposed to being corporate drones - no offense intended to corporate drones. We will serve our market by building a suite of apps over time that will be dedicated to this target market along with providing a more individualized and less conformist customer experience."

According to research from IDC, shipments of tablets will exceed all PCs in the fourth quarter of 2013 and, by 2015, annual shipments of tablets are projected to be higher than those of all PCs (calculated on a unit basis). IDC projects that 227 million tablets will be shipped in 2013, compared to 134 million desktop PCs and 180 million laptops. By all measures, tablet sales are exploding. The projected total growth rate for tablets over the next four years is expected to be 79 percent. This even higher than the projected growth rate for smart phones which is expected to be 71 percent over the same period of time.
As far as operating systems are concerned, Canalys projects that devices running Google's Android operating system are projected to be approximately 65% of the tablet market in 2014 (compared to 30% for Apple).
Imerjn CEO, Adam Radly, said "It might be tempting to believe that most people just want to buy a tablet from Apple, Samsung or one of the major bands. It's important to point out that, according to IDC, in the second quarter of 2013 the number of tablets shipped by Apple fell 14% while the number of units shipped by brands outside the top 5 tablet brands increased by 136% and, further, the units shipped by non top 5 brands in the second quarter was 17.5 million and represented 38% of the total tablet shipments. Therefore, not only is the overall demand for tablets growing, the size of the market outside of the top 5 is very large and growing rapidly and this is the market segment that we will be entering."
Imerjn CEO, Adam Radly, said "We will provide updates regarding pricing and the launch date by the end of December, 2013."

Xumanii (DBA Imerjn) (OTCQB:XUII), announced that it has acquired a patent that enables standards independent transaction processing. The company believes that the patent will primarily be applied to transaction processing in mobile devices but the patented technology is not limited to mobile transactions.

Imerjn has acquired US Patent 7,737,848. The patent title is "Method and middleware for standards agnostic transaction processing". The patent relates to the invention of a methodology that enables standards agnostic transaction processing. The Company believes that the invention will be useful for mobile communications companies, mobile device manufacturers and software companies that provide transaction processing solutions.

Imerjn CEO, Adam Radly, said, "This is a significant milestone in our Company's development. The acquisition of this patent gives us the opportunity to become part of the foundation of the mobile transactions processing industry. As the number of devices that need to talk to each other increases there will be increasing demand for standards agnostic transaction processing."

The patent portfolio covers a middleware that can receive information from multiple input devices using different communication protocols, convert this information into a standard scheme, process it using a set of user-defined codes, and output the information to any output device. The middleware system has potential uses in multiple fields including cellular technology, Bluetooth communication, signal processing, RF communication and many others. The primary advantage of the patented technology is that being standards agnostic does not significantly affect its processing speed or cost.

The technology protected by this patent portfolio can be practically applied to almost every signaling scheme available today. These schemes may include RF signaling (cellular signals, NFC RF signals, Bluetooth signals, RFID tag scanning); visual sensing (e.g.bar-code scanning and infrared signaling) and magnetic sensing (e.g. magnetic strips and smartcards).

One of the potential applications of this technology is the developing "Internet of Things" where  it is expected that every object will become identifiable and capable of communicating information. Governance, standardization and interoperability, however, have to be taken into account to visualize such a system and this patented technology can be of great utility in solving these issues.

The Company plans to attempt to license the technology to participants in the mobile transaction industry. In the event that these participants choose not to license our technology and we have reason to believe that they are infringing on our patent we will consider litigation on a case by case basis.

Potential licensees include: Microsoft, Apple, IBM, LG, Nokia, Wells Fargo, Huawei, Verizon, HTC, T-Mobile, Motorola, NEC, JP Morgan Chase, Samsung, Sony Ericsson, British Telecommunication, Toshiba, Sprint, Walmart, AT&T, MasterCard, American Express, Google, Intel, PayPal, Texas Instruments, Visa, Qualcomm.

The patented technology will be useful in applications that use Near Field Communication (NFC) such as social networking via file sharing, mobile gaming or electronic money transfer.  NFC also supports ecommerce with enhanced transaction speed and accuracy. Juniper research predicts that 1 in 5 smartphones worldwide will be NFC enabled by 2014 and that global NFC retail transaction values are expected to reach $110 billion in 2017.

Item 9.01          Financial Statements and Exhibits

(d)	Exhibits

4.1	Senior Convertible Note dated December 3, 2013.

10.1	Note Purchase Agreement, dated as of December 3, 2013, by and between Hanover Holdings I, LLC and Xumanii International Holdings Corp.

10.2	Registration Rights Agreement, dated as of December 3, 2013, by and between Hanover Holdings I, LLC and Xumanii International Holdings Corp.

99.1	Press Release dated December 5, 2013.

* Pursuant to Item 601(b)(2) of Regulation S-K, certain of the exhibits and schedules may have been omitted. If so, such exhibits and schedules will be provided to the Securities and Exchange Commission upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Xumanii International Holdings Corp, Inc.

Date: December 6, 2013	By:	/s/ Adam Radly
Adam Radly
Chairman & Chief Executive Officer